EXHIBIT 1.1

                           CERTIFICATE OF DESIGNATION

                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS
                     PREFERENCES AND RELATIVE, PARTICIPATING
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                 QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND
                     OTHER DISTINGUISHING CHARACTERISTICS OF
                            SERIES A PREFERRED STOCK
                                       OF
                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is Global Entertainment Holdings/Equities, Inc.

         2. The articles of incorporation of the Corporation authorizes the issuance of Twenty-Five Million (25,000,000) shares of Preferred Stock with a par value of $0.001 and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

         RESOLVED, that One Million Five Hundred Thousand (1,500,000) shares of the Preferred Stock are authorized to be issued by this Corporation pursuant to its Articles of Incorporation, and that there be and hereby is authorized and created a series of preferred stock, hereby designated as the Series A Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such Articles of Incorporation and in addition thereto, the following:

         (a) DESIGNATION. The Preferred Stock subject hereof shall be designated Series A Preferred Stock ("Series A Preferred"). The Series A Preferred shall be issued upon the proper exercise of a preferred stock purchase right ("Preferred Stock Purchase Right") granted by the Corporation, which such exercise shall be accompanied by the appropriate exercise price for such Preferred Stock Purchase Right. The exercise price shall be determined by the Corporation's board of directors.

         (b) DIVIDENDS. The annual rate of dividends payable on shares of Series A Preferred shall be twelve percent (12%) of the closing trading price of the Corporation's common stock on the date of the Corporation's declaration of the Preferred Stock Purchase Right, subject to customary anti-dilution adjustments, payable quarterly on March 31, June 30, September 30 and December 31 of each year. The dividends payable upon the shares of Series A Preferred shall be cumulative.

         (c) CONVERSION. Each share of outstanding Series A Preferred shall be convertible, at the holder's option, into one (1) share of the common stock of the Corporation ("Common Stock").
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         (d) REDEMPTION. Each share of outstanding Series A Preferred shall be redeemable by the Corporation, at its option and with the approval of the Board of Directors, within the two (2) year period following issuance of the Series A Preferred Stock, at a redemption price equal to one hundred percent (100%) of the closing trading price of the Corporation's common stock on the date of the Corporation's declaration of the Preferred Stock Purchase Right, subject to customary anti-dilution adjustments (the "Redemption Price"). At any time, the holder may compel the Corporation to redeem the Series A Preferred at the Redemption Price.

         (e) SINKING FUND. No provision shall be made for any sinking fund.

         (f) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred shall be entitled to receive $0.001 per share before the holders of Common Stock or any other junior securities receive any amount as a result of a liquidation, dissolution or winding up of the Corporation. The purchase or redemption by the Corporation of stock of any class, in any number permitted by law, shall not for the purpose of this paragraph be regarded as a liquidation, dissolution or winding up of the Corporation.

         (g) INVOLUNTARY LIQUIDATION. In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation.

         (h) OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

         (i) VOTING. The Series A Preferred shall have full voting rights on all matters and shall be entitled to vote one (1) vote per each share, voting together with the Common Stock and other Preferred Stock, as a single class.

         (j) STATED VALUE. The shares of Series A Preferred shall have a stated value of $0.001 per share.

         (k) OTHER PREFERENCES. The shares of the Series A Preferred shall possess no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Corporation.

                  FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the articles of incorporation of the Corporation.

Signed on May 13, 2003.

                                       /s/ Thomas Glaza
                                       ----------------------------------------
                                                Tom Glaza
                                       Chairman of the Board of Directors